Exhibit 10.36
WARNER BROS. DISCOVERY, INC.

Non-Employee Director Compensation for Calendar 2023

Annual Cash Retainers: Cash retainers to non-employee directors will be paid in equal quarterly installments in arrears on or around the last business day of each calendar quarter. Retainers will be pro-rated as appropriate.
•Board Member Retainer - $125,000
•Board Chair Retainer - $300,000*
•Audit Committee Chair - $35,000
•Audit Committee Member - $20,000
•Compensation Committee Chair - $35,000
•Compensation Committee Member - $20,000
•Nominating/Corporate Governance Committee Chair - $17,500
•Nominating/Corporate Governance Committee Member - $10,000
*    Board Chair doesn’t receive Board Member Retainer
Annual Stock Retainer: Each non-employee director shall receive an annual stock retainer for $220,000 of WBD restricted stock units. Stock retainers will be granted on the date of the Company’s Annual Meeting of Stockholders, or such other date as may be determined by the Board. Stock retainers will be granted under the Warner Bros. Discovery, Inc. 2005 Non-Employee Director Incentive Plan and will be subject to a one-year vesting period. The number of restricted stock units will be determined by dividing $220,000 by the closing price of WBD on the last business day prior to the grant date, rounded up to the nearest whole share.
Other Provisions: Prior to the beginning of a calendar year, a non-employee director may elect to (i) receive shares of WBD stock in lieu of the cash portion of any retainer and/or (ii) defer all or a portion of any cash or stock retainer in accordance with the terms and conditions of the Warner Bros. Discovery, Inc. 2005 Non-Employee Director Incentive Plan and the Warner Bros. Discovery, Inc. Non-Employee Directors Deferral Plan.